AMENDED EXHIBIT A
                        ADMINISTRATIVE SERVICES AGREEMENT
                              Effective ____-, 2002
                             Monthly Fee Schedule**

With respect to the Cash Fund, the fee is as follows:

         Average Value of Daily Net Assets                          Annual Rate

         If the Fund's assets are one
         hundred million dollars or less:                                 0.10%
         If the Fund's assets are over
         one hundred million dollars:                                    0.050%



With respect to each of the remaining series of the Trust, the fee is as follows:

         Average Value of Daily Net Assets                          Annual Rate
         ---------------------------------                           -----------
         For Assets Under Fifty Million Dollars                        0.10%
         For Assets from Fifty to One Hundred Million Dollars         0.075%
         For Assets Over One Hundred Million Dollars                  0.050%

         **Subject to a minimum fee of $2,500 per month for each series.


Ameriprime Funds                                Unified Fund Services, Inc.
By:__/s/______________________                  By: ___/s/____________________
Kenneth D. Trumpfheller, President            Kenneth D. Trumpfheller, President
                                                          and Managing Director


                                                  -------/s/-------------------
                                                       David A. Bogaert, CEO
                                                       and Managing Director